Exhibit No. 2

                                   February 12, 1997

The Board of Directors
CBES Bancorp, Inc.
1001 North Jesse James Rd.
Excelsior Springs, MO  64024

Attn: Robert E. McCrorey

Dear Mr. McCrorey:

     I have reviewed your December 1996 quarterly results and would like to comment.

     Earnings were not bad, but they could be so much better if you could rein in those expenses. For the December quarter, your expenses, as a percent of assets, are at the highest level of the past three quarters: 2.79%. This is up from 2.50% at the end of the September 1996 quarter, and up from 2.57% at the end of June 1996 quarter.

     Our stock price ($15.50 now) is fully priced to your earnings rate ($1.20 per year) at 12.9 PE ratio. By this measure, and with the stock trading at 92% of book, the price will not rise further. Expense reductions are necessary to provide annualized earnings of $1.50 per share. At that increased rate ($385,000 net per quarter) the stock should trade at about $18.00 per share.

     Enhancements by management are due now: share repurchases (up to 100% of book), declaration of a large regular dividend, and some type of large special dividend (tax-free or taxable). Your present capital ratio of 18.9% is excessive and warrants all three of the above measures. The poor ROE will also be aided by enacting these measures.











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The Board of Directors
CBES Bancorp, Inc.
February  , 1997
Page 2


     I would appreciate your comments.

                                        Very truly yours,


                                        Jerome H. Davis
                                          (signature)

P.S. At 12/31/96, what were the total (dollar) NPA's?

     At 12/31/96, how much of your $64.8 million in deposits are in CD's?

cc:  Larry E. Hermreck
     Dennis D. Hartman
     Richard N. Cox
     Rodney G. Rounkles
     Robert L. Lalumondier
     Edgar L. Radley
     Cecil E. Lamb



















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